EXHIBIT 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of October 17, 2019, by and among Temasek Holdings (Private) Limited, Fullerton Management Pte Ltd, Temasek Life Sciences Private Limited, V-Sciences Investments Pte Ltd and TLS Beta Pte. Ltd.

The parties to this Agreement agree to prepare jointly and file timely (and otherwise to deliver as appropriate) such statement on Schedule 13G with respect to the securities beneficially owned by each of them of Viela Bio, Inc., and any and all amendments thereto, and any other document relating thereto required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of this page has been left intentionally blank.]

Signature Page

IN WITNESS WHEREOF, the undersigned have execute this Joint Filing Agreement as of October 17, 2019.

Temasek Holdings (Private) Limited

By:	/s/ Gregory Tan
	Name:	Gregory Tan
	Title:	Authorised Signatory

Fullerton Management Pte Ltd

By:	/s/ Cheong Kok Tim
	Name:	Cheong Kok Tim
	Title:	Director

Temasek Life Sciences Private Limited

By:	/s/ Lim Siew Lee Sherlyn
	Name:	Lim Siew Lee Sherlyn
	Title:	Director

V-Sciences Investments Pte Ltd

By:	/s/ Zahedah Abdul Rashid
	Name:	Zahedah Abdul Rashid
	Title:	Director

TLS Beta Pte. Ltd.

By:	/s/ Zahedah Abdul Rashid
	Name:	Zahedah Abdul Rashid
	Title:	Director